Exhibit 99.1

The Metals Company Appoints New Independent Board Director & Audit Committee Chair, Achieving 50-50 Gender Parity on Board

•	Kathleen McAllister is a seasoned CEO, CFO and Board Director who has held diverse leadership roles in global, capital-intensive companies in the energy value chain, including at Black Hills Corp. (NYSE: BKH), Höegh LNG Partners LP (NYSE: HMLP) and Transocean Partners LLC (NYSE: RIGP)

•	McAllister’s appointment – together with earlier appointments of Sheila Khama, Amelia Kinahoi Siamomua and Gina Stryker – brings 50-50 gender parity to the TMC’s boardroom. With just three percent of S&P 500 companies' Boards comprised of 50 percent or more women today, TMC is joining a small but rapidly growing number of companies delivering on gender parity goals

NEW YORK — Feb 10, 2022 — The Metals Company (NASDAQ: TMC) (the “Company” or “TMC”), an explorer of lower-impact battery metals from seafloor polymetallic nodules, today announced that Kathleen McAllister has been appointed to its Board of Directors as an Independent Director, as it advances its seafloor polymetallic nodule project to supply the world with critical base metals needed for the energy transition.

Kathleen will first join the Board as a director until April 1, 2022, when it is expected that she will assume the role of TMC Audit Committee Chair with the remit of ensuring rigorous internal controls, quality financial accounting and corporate reporting. Kathleen currently serves as an Independent Director and member of the Audit Committees for electric and gas utility company, Black Hills Corporation (NYSE: BKH), and energy infrastructure provider, Höegh LNG Partners LP (NYSE: HMLP), following a two-year tenure as chair of the Audit and Risk Committee of Maersk Drilling (CPH: DRLCO). In her various executive roles at Transocean Partners LLC (NYSE: RIGP) including President and CEO, Kathleen guided the formation of the company and led the IPO of a 29% interest in the company. She previously served as Vice President of Transocean Ltd. (NYSE: RIG), an international offshore drilling contract services provider, where she led over $20 billion in capital market transactions.

Gerard Barron, Chairman & CEO of The Metals Company, said: “Kathleen brings extensive leadership experience at global, capital-intensive companies across the energy value chain including those specializing in deep ocean operations, and we are thrilled that she has accepted our invitation to join the Board. She brings keen insight and critical oversight to the Company during a crucial development phase. We look forward to Kathleen’s contributions to our mission.”

About The Metals Company

TMC the metals company Inc. (The Metals Company) is an explorer of lower-impact battery metals from seafloor polymetallic nodules, on a dual mission: (1) supply metals for the clean energy transition with the least possible negative environmental and social impact and (2) accelerate the transition to a circular metal economy. The company through its subsidiaries holds exploration rights to three polymetallic nodule contract areas in the Clarion Clipperton Zone of the Pacific Ocean regulated by the International Seabed Authority and sponsored by the governments of Nauru, Kiribati and the Kingdom of Tonga. More information is available at www.metals.co.

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Forward Looking Statements

Certain statements made in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside TMC’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: regulatory uncertainties and the impact of government regulation and political instability on TMC’s resource activities; changes to any of the laws, rules, regulations or policies to which TMC is subject; the impact of extensive and costly environmental requirements on TMC’s operations; environmental liabilities; the impact of polymetallic nodule collection on biodiversity in the CCZ and recovery rates of impacted ecosystems; TMC’s ability to develop minerals in sufficient grade or quantities to justify commercial operations; the lack of development of seafloor polymetallic nodule deposit; uncertainty in the estimates for mineral resource calculations from certain contract areas and for the grade and quality of polymetallic nodule deposits; risks associated with natural hazards; uncertainty with respect to the specialized treatment and processing of polymetallic nodules that TMC may recover; risks associated with collective, development and processing operations; fluctuations in transportation costs; testing and manufacturing of equipment; risks associated with TMC’s limited operating history; the impact of the COVID-19 pandemic; risks associated with TMC’s intellectual property; and other risks and uncertainties, including those in the “Risk Factors” sections, included in the final prospectus and definitive proxy statement, dated and filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2021 relating to the business combination, in TMC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed by TMC with the SEC on November 15, 2021, and in TMC’s other future filings with the SEC. TMC cautions that the foregoing list of factors is not exclusive. TMC cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. TMC does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based except as required by law.